Exhibit 99

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS FIRST QUARTER RESULTS

Greenville, SC (May 3, 2005) – The Liberty Corp. (NYSE:LC) today reported financial results for the first quarter of 2005. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     Net revenue was $46.5 million compared with $47.8 million for the prior-year first quarter, a decrease of three percent. The decrease in net revenue is principally due to the absence of approximately $2.2 million of political revenue in the current period. Operating income was $4.0 million compared with $8.1 million in the prior-year period. Earnings for the quarter were $0.19 per diluted share compared with $0.24 per diluted share for the same period of the prior year. Broadcast operating profit for the quarter was $14.1 million, compared with $17.2 million in the prior year, a decrease of eighteen percent. A reconciliation of broadcast operating profit to operating income is presented below. For a full discussion and analysis of results, refer to the Company’s filing on form 10-Q, which is expected to be filed in early May.

     Hayne Hipp, Chief Executive Officer of Liberty, commented, “We have always believed that being the leading provider of local news, information and community service enhances the communities we serve and adds value for our advertisers. As a result, even though 2005 is a year without the political advertising dollars of a year ago and, thus far, a soft national ad market, our stations were able to grow their local in-market advertising revenues, including local Internet advertising, by over four percent.”

     Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income, excluding net losses or gains on disposed assets, plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on

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behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended
	March 31,
(In 000's, except per share data)	2005	2004
	(Unaudited)
REVENUES
Television station revenues (net of commissions)	$43,526	$44,600
Cable advertising and other revenues	2,998	3,231

Net revenues	46,524	47,831
EXPENSES
Operating expenses (excluding depreciation and amortization expense shown separately below)	31,391	30,239
Amortization of program rights	1,876	1,735
Depreciation and amortization of intangibles	4,743	4,492
Corporate, general, and administrative expenses	4,468	3,303

Total operating expenses	42,478	39,769
Operating income	4,046	8,062
Net investment income (loss)	1,734	(650)
Interest expense	(192)	(20)

Income before income taxes	5,588	7,392
Provision for income taxes	2,141	2,772

Net income	$3,447	$4,620

Diluted earnings per common share	$0.19	$0.24

Weighted average common dilutive shares	18,131	18,910

Actual common and common equivalent shares outstanding at end of period	18,342	18,697

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	96,376	105,398
Debt outstanding	112,000	55,000
RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:
Operating income per income statement	$4,046	$8,062
Add:
Depreciation and amortization	4,743	4,492
Adj. for network compensation due vs. accrued	59	921
Net loss (gain) on disposals	8	(18)
Non-cash compensation	1,883	891
Corporate cash expenses	3,404	2,873

Broadcast operating profit	$14,143	$17,221